Date: October 3, 2008
Media Contact: Michael Kinney 732-938-1031 mkinney@njresources.com Investor Contact: Dennis Puma 732-938-1229 dpuma@njresources.com
NEW JERSEY NATURAL GAS BASE RATE AND OTHER ADJUSTMENTS APPROVED
Customer impact less than initially proposed

WALL, N.J. – New Jersey Natural Gas (NJNG) today announced that it has received approval from the New Jersey Board of Public Utilities (BPU) to adjust its base rates and the Basic Gas Supply Service (BGSS) charge effective October 3, 2008. The total impact of these adjustments will be significantly less than the company originally requested.

“We are pleased to have reached agreement with our regulators on these price adjustments and reduce the anticipated impact to our customers during these difficult economic times,” said Laurence M. Downes, chairman and CEO of NJNG. “We will continue to monitor the wholesale energy markets to identify any potential opportunities to provide rate relief in the form of refunds, credits or price reductions, as we have in the past.”

Average residential customers who heat their homes with natural gas will see a combined increase of 12.5 percent as a result of the approved price adjustments. Residential customers who do not use natural gas to heat their homes will see a smaller increase to their overall bill this winter.

As a result of the adjustment to NJNG’s base rates, the first in more than 14 years, the average NJNG customer using 100 therms a month will see an overall increase of approximately 3.6 percent.

NJNG previously reached an agreement with staff of the BPU and the New Jersey Department of the Public Advocate, Division of Rate Counsel on the base rate case which was also approved by the presiding Administrative Law Judge in August. Today’s decision by the BPU commissioners ratified those conditions. Based on these terms, NJNG’s total annual revenue will increase by $32.5 million. The decision also establishes a rate base of $943.3 million for NJNG with an overall rate of return of 7.76 percent as well as a return on equity of 10.3 percent with a 51.2 percent common equity ratio. Additionally, NJNG’s BGSS incentive programs will be expanded and extended through October 31, 2011, and the utility’s overall depreciation rate is reduced from the previously approved 3 percent to 2.34 percent. Also included is an annual expenditure of $1.4 million for operation and maintenance expenses associated with pipeline integrity management as well as a provision for a deferred reconciliation of the actual costs incurred.

As part of the base rate case, NJNG has also agreed to install automated meter reading (AMR) equipment in Monmouth County to enable a transition to monthly meter reading for all customers. The company expects to begin utilizing AMR technology by mid-2009.

Residential customers will also see an overall increase of approximately 8.9 percent on their monthly BGSS charge. Due to the steady decline in wholesale natural gas prices over the summer months, the approved adjustment is significantly lower than the rate originally requested by NJNG in late May. The BGSS charge is the portion a of customer’s bill that goes toward purchasing the commodity and moving it through the interstate system. By law, these costs are passed through to customers and do not represent an increase in profit to NJNG.

As NJNG continues to work to identify ways to minimize the impact of natural gas costs during the heating season, customers are encouraged to take steps to conserve energy. Through Conserve to Preserve®, NJNG provides a variety of tools and information to enable customers to reduce their energy bills and save money. Numerous resources and special offers are available on NJNG’s Web site, www.njliving.com, including energy-savings tips, information on energy-efficiency upgrades and energy assistance programs.

New Jersey Natural Gas (NJNG) is the principal subsidiary of New Jersey Resources (NYSE: NJR), a Fortune 1000 company. NJNG serves more than 483,000 customers in New Jersey’s Monmouth, Ocean, Middlesex and Morris counties. This service area’s demographics and quality of life contribute greatly to NJNG’s growth. NJNG’s progress is a tribute to the dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make the company a leader in the competitive energy marketplace. For more information, visit NJNG’s Web site at www.njliving.com.

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